EXHIBIT 10.1.4

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
7.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED UNITS
OF
CBL & ASSOCIATES LIMITED PARTNERSHIP

Pursuant to Article 4.4 of the
Third Amended and Restated Partnership Agreement of
CBL & Associates Limited Partnership

WHEREAS, CBL & Associates Properties, Inc. (the “Company”) previously issued, in December 2004, 700,000 shares (the “2004 Offering”) of 7.375% Series D Cumulative Redeemable Preferred Stock (the “Preferred Stock”); and

WHEREAS, the Company previously issued, in March 2010, an additional 630,000 shares (the “March 2010 Offering”) of the Preferred Stock; and

WHEREAS, the Company has committed to issue, in October 2010, an additional 440,000 shares (the “October 2010 Offering”) of the Preferred Stock; and

WHEREAS, the Company previously contributed the net proceeds of the 2004 Offering and the March 2010 Offering to CBL & Associates Limited Partnership (the “Operating Partnership”), and the Company and the Operating Partnership now desire that the Company contribute net proceeds of the October 2010 Offering to the Operating Partnership, in each case in exchange for preferred units having substantially the same economic rights and terms as the Preferred Stock;

WHEREAS, Article 4.4 of the Third Amended and Restated Partnership Agreement of the Operating Partnership (the “Partnership Agreement”) provides for a Preferred Unit Designation, setting forth, in sufficient detail, the economic rights and terms of the class or series of preferred units.

NOW THEREFORE, CBL Holdings I, Inc., the general partner of the Operating Partnership (the “General Partner”) hereby amends and restates in full, as so amended, the designated terms of a series of preferred units, with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such preferred units, being hereby fixed as follows:

1.           Designation and Amount.

The units of such series shall be designated “7.375% Series D Cumulative Redeemable Preferred Units” (the “Series D Preferred Units”) and the number of units constituting such series shall be 2,200,000.  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series D Preferred Units shall be subject in all cases to the provisions of the Partnership Agreement.

2.           Dividends and Distribution Rights.

(a)  Holders of Series D Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Operating Partnership legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.375% per annum of the $250.00 liquidation preference.  Such dividends shall be cumulative from and including the date of the original issue by the Operating Partnership of the Series D Preferred Units and shall be payable quarterly in arrears on the 30th day of March, June, September, and December of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).  The first dividend shall be paid on March 30, 2005.  Such first dividend and any dividend payable on the Series D Preferred Units for any other partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the records of the Operating Partnership at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the General Partner for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)  No dividends on the Series D Preferred Units shall be declared by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Operating Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)  Notwithstanding anything contained herein to the contrary, dividends on the Series D Preferred Units shall accrue whether or not the Operating Partnership has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series D Preferred Units shall accumulate as of the Dividend Payment Date on which they first become payable.

(d)  Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on any of the Operating Partnership’s Common Units (“Common Units”), or units of any other class or series of units of the Operating Partnership ranking, as to dividends, on a parity with or junior to the Series D Preferred Units (other than a dividend paid in units of Common Units or in units of any other class or series of units ranking junior to the Series D Preferred Units as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series D Preferred Units for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Units and the units of any other series of preferred units ranking on a parity as to dividends with the Series D Preferred Units, all dividends declared upon the Series D Preferred Units and any other series of preferred units ranking on a parity as to dividends with the Series D Preferred Units shall be declared pro rata so that the amount of dividends declared per unit of Series D Preferred Units and such other series of preferred units shall in all cases bear to each other the same ratio that accrued dividends per unit on the Series D Preferred Units and such other series of preferred units (which shall not include any accrual in respect of unpaid dividends on such other series of preferred units for prior dividend periods if such other series of preferred units does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Units which may be in arrears.

(e)  Except as provided in paragraph 2(d), unless full cumulative dividends on the Series D Preferred Units shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Units or other units ranking junior to the Series D Preferred Units as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the Common Units or any other units of the Operating Partnership ranking junior to or on parity with the Series D Preferred Units as to dividends or amounts upon liquidation nor shall any units of Common Units, or any units of any other class or series of units of the Operating Partnership ranking junior to or on a parity with the Series D Preferred Units as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Operating Partnership (except by conversion into or exchange for other units of the Operating Partnership ranking junior to the Series D Preferred Units as to dividends and upon liquidation).  Nothing in the foregoing shall be deemed to preclude the exercise of Rights (as defined in the Partnership Agreement) by any unit holder in accordance with the Partnership Agreement.

(f)  Holders of Series D Preferred Units shall not be entitled to any dividend, whether payable in cash, property or units, in excess of full cumulative dividends on the Series D Preferred Units as provided above.  Any dividend payment made on the Series D Preferred Units shall first be credited against the earliest accrued but unpaid dividends due with respect to such units which remains payable.

3.           Liquidation Rights.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, the holders of units of Series D Preferred Units shall be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its Unit holders a liquidation preference of $250.00 per unit, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of units of Common Units or any other class or series of units of the Operating Partnership ranking junior to the Series D Preferred Units as to liquidation rights.  In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Operating Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding units of Series D Preferred Units and the corresponding amounts payable on all units of other classes or series of units of the Operating Partnership ranking on a parity with the Series D Preferred Units in the distribution of assets, then the holders of the Series D Preferred Units and all other such classes or series of units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Holders of Series D Preferred Units shall be entitled to written notice of any such liquidation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Units will have no right or claim to any of the remaining assets of the Operating Partnership.  The consolidation or merger of the Operating Partnership with or into any corporation, trust or entity, or of any corporation, trust or other entity with or into the Operating Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Operating Partnership shall not be deemed to constitute a liquidation, dissolution or winding-up of the Operating Partnership.

4.           Redemption.

(a)  Series D Preferred Units shall not be redeemable prior to December 13, 2009.  On or after December 13, 2009, the Operating Partnership, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series D Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per unit, plus any accrued and unpaid dividends thereon up to and including the date fixed for redemption (except as provided below), without interest.  If fewer than all of the outstanding units of Series D Preferred Units are to be redeemed, the units of Series D Preferred Units to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable method determined by the Operating Partnership.  Holders of Series D Preferred Units to be redeemed shall surrender such Series D Preferred Units at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender.  If notice of redemption of any Series D Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Operating Partnership in trust for the benefit of the holders of any units of Series D Preferred Units so called for redemption, then from and after the redemption date dividends shall cease to accrue on such Series D Preferred Units, such units of Series D Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption. Nothing herein shall prevent or restrict the Operating Partnership’s right or ability to purchase, from time to time either at a public or a private sale, all, or any portion, of the outstanding Series D Preferred Units at such price or prices as the Operating Partnership may determine, subject to the provisions of applicable law.

(b)  Unless full cumulative dividends on all Series D Preferred Units shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series D Preferred Units shall be redeemed unless all outstanding units of Series D Preferred Units are simultaneously redeemed and the Operating Partnership shall not purchase or otherwise acquire directly or indirectly any units of Series D Preferred Units (except by exchange for units of the Operating Partnership ranking junior to the Series D Preferred Units as to dividends and amounts upon liquidation).

(c)  Notice of redemption shall be mailed by the Operating Partnership, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the units of Series D Preferred Units to be redeemed at their respective addresses as they appear on the records of the Operating Partnership.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Units except as to a holder to whom notice was defective or not given.  Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of units of Series D Preferred Units to be redeemed; (iv) the place or places where units of Series D Preferred Units are to be surrendered for payment of the redemption price; and (v) that dividends on the Series D Preferred Units to be redeemed shall cease to accrue on such redemption date.  If fewer than all of the units of Series D Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series D Preferred Units held by such holder to be redeemed.

(d)  Immediately prior to any redemption of Series D Preferred Units, the Operating Partnership shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Units at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such units on the corresponding Dividend Payment Date notwithstanding the redemption of such units before such Dividend Payment Date.  Except as provided above, the Operating Partnership shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Units for which a notice of redemption has been given.

(e)  All Series D Preferred Units redeemed or repurchased pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued units of preferred units, without designation as to Series D and may thereafter be reissued as units of any series of preferred units.

(f)  The Series D Preferred Units shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.

5.           Voting Rights.

(a)  Holders of the Series D Preferred Units shall not have any voting rights, except as set forth in the Partnership Agreement.

(b)  The affirmative vote or consent of the holders of two-thirds of the units of Series D Preferred Units and the holders of all other classes or series of Preferred Units of the Operating Partnership ranking on parity with the Series D Preferred Units upon which like voting rights have been conferred and are exercisable, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of units ranking senior to the Series D Preferred Units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Operating Partnership or reclassify any authorized units of the Operating Partnership into such units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such units; or (ii) amend, alter or repeal the provisions of the Partnership Agreement or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Units or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series D Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Operating Partnership may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Units and in such case such holders shall not have any voting rights with respect to the Events set forth in (ii) above.  Except as may be required by law, holders of Series D Preferred Units shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized Preferred Units, (B) any increase, decrease or issuance of any series of Preferred Units including the Series D Preferred Units or (C) the creation or issuance of any other series of Preferred Units, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series D Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up.

(c)  The foregoing voting provisions of this paragraph 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding units of Series D Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(d)  In any matter in which the Series D Preferred Units may vote (as expressly provided herein or as may be required by law), each unit of Series D Preferred Units shall be entitled to one vote per each $25.00 in stated liquidation preference.

6.           Conversion.

The units of Series D Preferred Units shall not be convertible into or exchangeable for any other property or units of the Operating Partnership.

7.           Ranking.

The Series D Preferred Units shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Operating Partnership, rank (a) senior to the Common Units and to all units ranking junior to such Series D Preferred Units; (b) on a parity with all units issued by the Operating Partnership the terms of which specifically provide that such units rank on a parity with the Series D Preferred Units; and (c) junior to all units issued by the Operating Partnership (in accordance with this Certificate of Designations) the terms of which specifically provide that such units rank senior to the Series D Preferred Units. For purposes of this paragraph 7, the term “units” does not include indebtedness convertible into units.

8.           Exclusion of Other Rights.

The Series D Preferred Units shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Partnership Agreement and this Certificate of Designations.

9.           Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.           Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Units set forth in the Partnership Agreement and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series D Preferred Units set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

11.           No Preemptive Rights.

No holder of Series D Preferred Units shall be entitled to any preemptive rights to subscribe for or acquire any unissued units of the Operating Partnership (whether now or hereafter authorized) or securities of the Operating Partnership convertible into or carrying a right to subscribe to or acquire units of the Operating Partnership.

SIGNATURE APPEARS ON NEXT PAGE

IN WITNESS WHEREOF, CBL Holdings I, Inc. has caused this Second Amended and Restated Certificate of Designation of 7.375% Series D Cumulative Redeemable Preferred Units to be duly executed by its Vice Chairman of the Board and Chief Financial Officer this 14th day of October, 2010.

CBL Holdings I, Inc.

By:	/s/ John N. Foy
John N. Foy
Vice Chairman of the Board and Chief Financial Officer